Exhibit (c)(iii)

STRICTLY PRIVATE & CONFIDENTIAL	DRAFT - CONFIDENTIAL

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

INVESTMENT BANKING

Project Elk

Board Discussion Materials

Goldman Sachs & Co. LLC

April 4, 2024

Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

DRAFT - CONFIDENTIAL

Disclaimer	INVESTMENT BANKING

These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors and senior management of Elk (the "Company") in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.

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The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice.

Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast.

The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Board, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand. The Confidential Information does not address, nor does Goldman Sachs express any view as to, the potential effects of volatility in the credit, financial and stock markets on the Company, any other party to any transaction or any transaction.

2	|

DRAFT - CONFIDENTIAL

INVESTMENT BANKING

I.       Process Overview

3	|

DRAFT - CONFIDENTIAL

Overview of Stork Proposal Summary of Key Terms	INVESTMENT BANKING

Headline Offer Value / Consideration

■     Aggregate consideration of $4.948bn, comprised of $4.198bn fully diluted equity value and $750mm pre-closing dividend to acquire all outstanding ordinary shares of Elk[1]

■     Stork stated per share offer price of $327[2]

■     Assumes Elk pays pre-closing dividend(s) of $750mm ahead of transaction closing, less any share repurchases that have been completed since the last public reported balance sheet (31-Dec-2023)

— Offer price reduced dollar for dollar for the pre-closing dividend amount

— Assumes all equity awards issued by Elk will become vested and cashed out based on the stated offer price

— Assumes all preferred shares in the Company remain outstanding

— Dividend to be paid pro-rata to current shareholders, inclusive of Stork

Acquiring Entity / Source of Financing

■     Contemplating a newly formed entity directly or indirectly controlled by one or more private investment funds affiliated with Stork

■     Expect to finance transaction via combination of cash from one or more of Stork’s investment vehicles or affiliated funds, as well as potentially bringing in certain co-investors

— Will also consider raising bank financing to finance a portion of the transaction

Areas of Focus in Due Diligence

■     Confirmatory in nature only given significant due diligence completed when making initial investment in Elk

■     Key areas include refresh of reserve adequacy analysis, review of latest asset tape, marks of illiquid and semi-liquid assets, reinsurance trust investment guidelines, quality of earnings review, and customary financial / operational / accounting / tax / legal / regulatory due diligence

■     Expect to be able to complete outstanding diligence by the end of April 2024, assuming appropriate access to Elk management and information

Anticipated Approvals Required

■     Approval from Stork Investment Committee before entering into binding proposal (initial non-binding proposal has been reviewed by relevant Investment Committee based on feedback conveyed by Stork)

■     Applicable anti-trust, foreign direct investment and regulatory approvals

Transaction Advisors

■     Hired Simpson Thatcher (M&A), Willkie Farr & Gallagher (regulatory), Cleary Gottlieb Steen & Hamilton (funds) as legal advisors, Oliver Wyman as actuarial advisor, and EY and KPMG as accounting / tax advisors

■     Yet to finalize financial advisor(s)

Source: Stork IOI submitted on 24-Mar-2023. 1 Based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec-2023. Elk has not repurchased any shares since the last reported balance sheet date (31-Dec-2023). 2 $327 per share value based on Stork written proposal, inclusive of $750mm dividend. See page 6 for computed per share calculation based on Elk diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec-2023.

Process Overview	4	|

DRAFT - CONFIDENTIAL

INVESTMENT BANKING

II.       Elk Summary Preliminary Valuation Assessment

Process Overview	5	|

DRAFT - CONFIDENTIAL

Summary of Key Economic Terms Stork Mar-2024 Proposal | ($ in millions)	INVESTMENT BANKING

Analysis at Various Prices
Consideration Paid by Stork				$ 4,198	$ 4,219	$ 4,296	$ 4,373	$ 4,450	$ 4,527	Elk Standalone ■ Preliminary Q1 2024E BVPS (incl. AOCI): $340 ■ Preliminary Q1 2024E BVPS (excl. AOCI): $364

Pre-Closing Dividend				750	750	750	750	750	750

Total Equity Purchase Price				$ 4,948	$ 4,969	$ 5,046	$ 5,123	$ 5,200	$ 5,277

Implied Purchase Price Per Share¹				$ 328.67	$ 330.00	$ 335.00	$ 340.00	$ 345.00	$ 350.00
										Reference Valuation
						Multiple				Peer Trading Comparables
										Traditional	Other
										Bermuda	Bermuda	Precedent
Metric		Value	Current	Bid Price	Illustrative Bid Price Sensitivity					Reinsurers²	Reinsurers³	Transactions
Implied Purchase Premiums
Day Before Stork Letter (22-Mar-2024)		$ 292.50	-	12.4%	12.8%	14.5%	16.2%	17.9%	19.7%
Current Share Price		310.76	-	5.8	6.2	7.8	9.4	11.0	12.6
All-Time-High (28-Mar-2024)		310.76		5.8	6.2	7.8	9.4	11.0	12.6
52-Week-High (28-Mar-2024)		310.76	-	5.8	6.2	7.8	9.4	11.0	12.6
52-Week-Low (29-Mar-2023)		229.09	-	43.5	44.0	46.2	48.4	50.6	52.8
30-Day VWAP		299.51	-	9.7	10.2	11.8	13.5	15.2	16.9
60-Day VWAP		290.24	-	13.2	13.7	15.4	17.1	18.9	20.6
90-Day VWAP		285.50	-	15.1	15.6	17.3	19.1	20.8	22.6
VWAP Since Stork Investment (08-Nov-2023)		283.42	-	16.0	16.4	18.2	20.0	21.7	23.5
	Standalone
Implied Price / Book Value Multiples	Per Share [4]
YE 2023 Book Value (incl. AOCI)	$ 337	$ 5,025	0.92 x	0.98 x	0.99 x	1.00 x	1.02 x	1.03 x	1.05 x	1.25 x	0.79 x	1.09 x
YE 2023 Book Value (excl. AOCI)	359	5,361	0.86	0.92	0.93	0.94	0.96	0.97	0.98	1.17	0.79	1.18 x
YE 2023 Book Value (Management Adjusted)[5]	361	5,391	0.86	0.92	0.92	0.94	0.95	0.96	0.98			-
Implied Price / Tangible Book Value Multiples
YE 2023 Tangible Book Value (incl. AOCI)	$ 333	$ 4,962	0.93 x	1.00 x	1.00 x	1.02 x	1.03 x	1.05 x	1.06 x	1.29 x	0.83 x	1.11 x
YE 2023 Tangible Book Value (excl. AOCI)	355	5,298	0.87	0.93	0.94	0.95	0.97	0.98	1.00	1.20	0.83	-
YE 2023 Tangible Book Value (Management Adjusted)[5]	357	5,328	0.87	0.93	0.93	0.95	0.96	0.98	0.99			-
Implied Price / Mangement Projected Earnings Multiples
2024E Earnings - Per Management		$ 659	7.0 x	7.5 x	7.5 x	7.7 x	7.8 x	7.9 x	8.0 x	6.4 x	7.8 x	-
2025E Earnings - Per Management		572	8.1	8.7	8.7	8.8	9.0	9.1	9.2	6.0	7.1	-

Source: Elk Management preliminary projections, FactSet as of 28-Mar-2024, Company filings. ¹ Based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec-2023. Analysis accounts for share count dilution applied to valuation range. 2 Traditional Bermuda Reinsurers include Everest Re, RenaissanceRe, Axis Capital, and Fidelis. 3 Other Bermuda Reinsurers include Hamilton, Greenlight Re and SiriusPoint. 4 Based on Elk management standalone fully diluted shares outstanding as of 31-Dec-2023. 5 Adjusted for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

Elk Summary Preliminary Valuation Assessment	6	|

DRAFT - CONFIDENTIAL

Elk’s Price to Book Value Multiple Over Time	INVESTMENT BANKING

Average 3-Year	Average 2-Year	Average 1-Year
Elk BV incl. AOCI	0.88 x	0.91 x	0.92 x
Elk BV ex. AOCI	0.82	0.82	0.83
Elk Adj. BV (Mgt) [1]	0.81	0.76	0.80

% of Time Above (incl. AOCI)	0.70 x	0.75 x	0.80 x	0.85 x	0.90 x
3-Year	98.5 %	93.4 %	77.1 %	59.5 %	36.2 %
2-Year	97.8	91.8	82.5	67.2	47.9
1-Year	100.0	100.0	100.0	95.6	62.3

% of Time Above (ex. AOCI)	0.70 x	0.75 x	0.80 x	0.85 x	0.90 x
3-Year	94.3 %	85.6 %	63.2 %	33.9 %	15.2 %
2-Year	91.5	79.5	61.2	28.8	14.9
1-Year	100.0	98.8	79.0	30.6	9.1

% of Time Above (Mgt. Adj. BV) [1]	0.70 x	0.75 x	0.80 x	0.85 x	0.90 x
3-Year	82.7 %	74.6 %	54.4 %	29.5 %	14.9 %
2-Year	74.0	62.6	38.2	9.7	0.6
1-Year	93.3	84.5	50.8	12.7	1.2

1.50 x
1.40 x
1.30 x
1.20 x
1.10 x
1.00 x
0.90 x
0.80 x
0.70 x
0.60 x
0.50 x
Mar-21
Sep-21
Mar-22
Sep-22
Mar-23
Sep-23
Mar-24
0.92 x
0.86 x
0.86 x
P / BV incl AOCI
P / BV ex. AOCI
P / Adj. BV (Mgt)

Source: Company filings, FactSet as of 28-Mar-2024. 1 Adjusted for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

Elk Summary Preliminary Valuation Assessment	7	|

DRAFT - CONFIDENTIAL

Overview of Elk Historical Financials ($ in millions, except per share data)	INVESTMENT BANKING

Source: Elk Management and public company reported financials. Note: ROE calculated based on average Common Equity. 1 Other income includes Defendant A&E PPD, Premium / Acquisition costs / CY Losses, Change in Policy Holder Benefits, Ceding Commissions Expense, Policy Holder Investment Income, and Other income – cash. 2 Net income (loss) attributable to Elk ordinary shareholders as reported on company’s annual statements. 3 Based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of respective year ends. 4YE 2021 book value presented at time of public reporting (31-Dec-2021), without adjusting for retrospective ASU 2018-12 accounting adjustments. 5 Calculation refers to page 30, Elk Historical Management Adjusted Book Value Reconciliation.

Elk Summary Preliminary Valuation Assessment	8	|

DRAFT - CONFIDENTIAL

Overview of Elk Management Preliminary Projections ($ in millions, except per share data)	INVESTMENT BANKING

Elk Summary Preliminary Valuation Assessment	9	|

DRAFT - CONFIDENTIAL

Elk Investment Portfolio Evolution ($ in billions, unless stated otherwise)	INVESTMENT BANKING

	YE 2020	YE 2022	YE 2023	YE 2028

Management Projected Annual Risk Asset Return: 2024: 9.2% 2025: 9.8% 2026: 10.9% 2027: 11.4% 2028: 11.4%

Risk Assets as % of Book Value[1]	83%	100%	90%	75%

Total Investable Assets[2]	$15.8	$15.1	$14.9	$23.7

Source: Company filings, investor presentations and Elk Management preliminary projections.

1 Risk assets defined as private credit funds, fixed income funds, public equities, privately held equities, private equity funds, hedge funds, equity funds, CLO equities, CLO equity funds and real estate.
2 Excludes management and custody fees.

Elk Summary Preliminary Valuation Assessment	10	|

DRAFT - CONFIDENTIAL

Summary of Preliminary Financial Analyses ($ in millions, except per share data)	INVESTMENT BANKING

Key Metric		Valuation Range	Methodology
1	Dividend Discount Model			\$ 286.79 – \$ 387.72	**Low:** 9.75% COE at 0.70x Exit P / Management Adjusted BV Multiple **High:** 7.50% COE at 0.90x Exit P / Management Adjusted BV Multiple
2	Present Value of Future Share Price			\$ 262.59 – \$ 343.06	Present Value of Future Share Price + Dividends using Elk COE (8.625%) **Low:** 0.70x P / Management Adjusted BV Multiple **High:** 0.90x P / Management Adjusted BV Multiple
3	Precedent Transactions – P/BV (incl. AOCI)	YE 2023 Book Value (incl. AOCI)	\$ 5,025	\$ 252.06 – \$ 414.01	**Low:** Min of selected precedent transactions (0.74x) **High:** Max of selected precedent transactions (1.25x)
4	M&A Premium	Current Share Price	\$ 310.76	\$ 339.66 – \$ 441.59	Historical premium paid relative to 1-day pre-announcement share price for all-cash U.S. M&A transactions of \$1bn – \$10bn since 2014 Range based on First (9.3%) and Third Quartile (42.1%)
5 (For Reference Only)	Premium to 52-Week High	52-Week High	\$ 310.76	\$ 276.58 – \$ 316.66	Historical premium paid relative to 52-week share price high for all-cash U.S. M&A transactions of \$1bn – \$10bn since 2014 Range based on First (-11.0%) and Third Quartile (1.9%)
5 (For Reference Only)	Trading Multiples – P/BV (incl. AOCI)	YE 2023 Book Value (incl. AOCI)	\$ 5,025	\$ 267.93 – \$ 416.06	**Low:** Median of Other Bermuda Reinsurance peers[1] (0.79x) **High:** Median of Traditional Bermuda Reinsurance peers[1] (1.25x)
5 (For Reference Only)	52 Week Trading Range			\$ 229.09 – \$ 310.76	**Low:** 52-week-low (29-Mar-2023) **High:** 52-week-high (28-Mar-2024)

Stork Proposal \$328.67

Source: Elk Management projections, Company filings, FactSet. Market data as of 28-Mar-2024. Note: Per share metrics based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec-2023. Analysis accounts for share count dilution applied to valuation range. 1 Traditional Bermuda Reinsurers include RenaissanceRe, Everest Re, Axis Capital and Fidelis; Other Bermuda Reinsurers include Hamilton, Greenlight Re and SiriusPoint.

Elk Summary Preliminary Valuation Assessment	11	|

DRAFT - CONFIDENTIAL

Elk Summary Dividend Discount Model ($ in millions, unless otherwise noted)	INVESTMENT BANKING

Summary of Book Value Generation and Cash Flow Distributions

	2023A	2024E	2025E	2026E	2027E	2028E
BoP Book Value		$ 5,025	$ 5,547	$ 6,110	$ 6,800	$ 7,537
(+) Earnings		659	572	708	818	1,010
(-) Share Repurchases		(250)	(100)	(100)	(100)	(100)
(+) OCI Change		113	92	82	18	14
EoP Book Value (incl. AOCI)	$ 5,025	$ 5,547	$ 6,110	$ 6,800	$ 7,537	$ 8,461
+ / (-) AOCI	336	$ 223	$ 131	$ 49	$ 31	$ 17
EoP Book Value (excl. AOCI)	$ 5,361	$ 5,769	$ 6,241	$ 6,849	$ 7,568	$ 8,478
EoP Book Value (incl. AOCI)	$ 5,025	$ 5,547	$ 6,110	$ 6,800	$ 7,537	$ 8,461
(+) Net URL / (G) on AFS/HFT/Funds Held Securities	721	517	352	204	172	146
(-) Change in Fair Value of Insurance Contracts	(246)	(211)	(180)	(152)	(126)	(102)
(-) Fair Value Adjustment	(108)	(99)	(89)	(81)	(73)	(66)
Management Adj. Book Value	$ 5,391	$ 5,754	$ 6,192	$ 6,771	$ 7,509	$ 8,439

Distributable Cash Flows		$ 250	$ 100	$ 100	$ 100	$ 100

                 Sensitivity Analysis

	Elk Implied Share Price

	Discount Rate
	7.50%	7.95%	8.40%	8.85%	9.30%	9.75%
0.70 x	$ 315	$ 309	$ 304	$ 298	$ 292	$ 287
0.75 x	330	324	318	316	310	305
0.80 x	350	343	337	330	324	318
0.85 x	369	362	355	348	342	335
0.90 x	388	380	373	366	359	353

Source: Elk Management preliminary projections, FactSet, Company filings. Note: Market Data as of 28-Mar-2024; Per share metrics based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec -2023. Analysis accounts for share count dilution applied to valuation range. Adjusted Book Value adjusts for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

Elk Summary Preliminary Valuation Assessment	12	|

DRAFT - CONFIDENTIAL

Elk Beta and Cost of Equity Analysis Comparison of Historical Peer Equity Betas | Last 10 Years	INVESTMENT BANKING

Source: Axioma, Duff and Phelps; market data as of 28-Mar-2024

¹ Traditional Bermuda Reinsurers include RenaissanceRe, Everest Re, Axis Capital, and Fidelis (Since 03-Jul-2023 IPO, the earliest date for available data). ² Other Bermuda Reinsurers include Hamilton (Since 13-Nov-2023 IPO, the earliest date for available data), Greenlight Re and SiriusPoint (Since 19-Aug-2014, the earliest date for available data).

Elk Summary Preliminary Valuation Assessment	13	|

DRAFT - CONFIDENTIAL

Present Value of Future Share Price Analysis	INVESTMENT BANKING

Source: Elk Management preliminary projections, Company filings, FactSet. Note: Market data as of 28-Mar-2024; Per share metrics based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of respective year ends. Analysis accounts for share count dilution applied to valuation range. Assumes number of shares repurchased in each year consistent with Elk Management Projections. 1 Adjusted for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments. 2 Based on computed diluted shares outstanding at current P / Management Adjusted BV range (0.86x). 3 Represents median of range used for Dividend Discount Model.

Elk Summary Preliminary Valuation Assessment	14	|

DRAFT - CONFIDENTIAL

Selected Precedent P&C (Re)insurance M&A Transactions ($ in millions)	INVESTMENT BANKING

Ann. Date	Acquiror	Target	Equity Value	% Cash	P/BV incl. AOCI[1]	P/TBV incl. AOCI[1]	P/BV excl. AOCI[1]
Oct-21	Covea	PartnerRe [2]	9,000	100	1.25	1.35	1.24
Oct-18	RenaissanceRe	Tokio Millenium Re	1,469	83	1.01	1.02	NA
Aug-15	Exor	PartnerRe	6,875	100	1.10	1.21	1.10
Mar-15	Endurance	Montpelier Re	1,831	25	1.22	1.22	1.22
Nov-14	RenaissanceRe	Platinum	1,925	60	1.13	1.13	1.20
Dec-12	Markel	Alterra	3,130	32	1.07	1.09	1.18
Aug-12	Validus	Flagstone	623	24	0.74	0.74	0.73
Nov-11	Alleghany	Transatlantic	3,431	24	0.80	0.80	0.85
Low					0.74 x	0.74 x	0.73 x
25th Percentile					0.96	0.96	0.98
Median					1.09	1.11	1.18
75th Percentile					1.16	1.21	1.21
High					1.25	1.35	1.24

Source: Public filings and press releases, CapIQ, SNL, Thomson Reuters.

[1]	Based on reported aggregate purchase price and book value multiples (including AOCI) where available.
[2]	Excludes future capital synergies and prospective future cash dividends from excess capital, as well as any value attributed to strategic partnership between AIG and RNR Capital Partners

Elk Summary Preliminary Valuation Assessment	15	|

DRAFT - CONFIDENTIAL

Premia Paid in Precedent U.S. Public M&A All-Cash Acquisitions | Since 01-Jan-2014 between $1.0bn and $10.0bn % Premia to 1-day Prior to Announcement (Median)	INVESTMENT BANKING

Source: Dealogic, CapIQ as of 28-Mar-2024.

Elk Summary Preliminary Valuation Assessment	16	|

DRAFT - CONFIDENTIAL

Premia Paid in Precedent U.S. Public M&A All-Cash Acquisitions | Since 01-Jan-2014 between $1.0bn and $10.0bn % Premia to 52 Week High (Median)	INVESTMENT BANKING

0.5 %
0.2 %
(0.7)%
0.4 %
0.0 %
(6.2)%
(18.4)%
0.3 %
(3.2)%
0.6 %
0.3 %
(0.0)%
(1.1)%
1st Quartile: (11.0)%
3rd Quartile: 1.9 %
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024YTD
10Y Median
5Y Median

Number of Transactions	43	60	70	57	69	53	40	75	58	49	20	585 (10Y Total)	282 (5Y Total)

Source: Dealogic, CapIQ as of 28-Mar-2024.

Elk Summary Preliminary Valuation Assessment	17	|

DRAFT - CONFIDENTIAL

Selected Peer Common Stock Comparison ($ in millions, except per share amounts)	INVESTMENT BANKING

	Closing	Equity		Calendarized								LTM
	Price	Market	% of 52	P/E		P/B	P/B	P / TBV	P / TBV	ROE		Dividend
Company	28-Mar-24	Cap	Wk. High	2024E	2025E	(in. AOCI)	(ex. AOCI)	(in. AOCI)	(ex. AOCI)	2024E	2025E	Yield

Elk	$ 310.76	$ 4,613	100.0%	8.4 x	7.8 x	0.92 x	0.86 x	0.93 x	0.87 x	NA	NA	0.0%
Traditional Bermuda Reinsurers
Everest Re	$ 397.50	$ 17,303	95.9%	6.4 x	5.8 x	1.31 x	1.22 x	1.31 x	1.22 x	17.1%	16.2%	1.7%
RenaissanceRe	235.03	12,644	98.8	6.7	6.7	1.45	1.45	1.59	1.59	20.5	18.8	0.7
Axis	65.02	5,621	100.0	6.4	6.3	1.19	1.11	1.27	1.17	17.4	15.4	2.7
Fidelis	19.48	2,317	100.0	6.1	5.4	0.95	0.94	0.95	0.94	13.3	12.9	0.5
Median - Traditional Bermuda Reinsurers			99.4%	6.4 x	6.0 x	1.25 x	1.17 x	1.29 x	1.20 x	17.3%	15.8%	1.2%
Other Bermuda Reinsurers
SiriusPoint	$ 12.71	$ 2,234	100.0%	7.9 x	7.1 x	0.97 x	0.97 x	1.03 x	1.04 x	NA	NA	0.0%
Hamilton	13.93	1,621	88.4	5.1	4.0	0.79	0.79	0.83	0.83	12.7	13.7	0.0
Greenlight Re	12.47	462	98.7	7.8	7.8	0.78	0.78	0.78	0.78	NA	NA	0.0
Median - Other Bermuda Reinsurers			98.7%	7.8 x	7.1 x	0.79 x	0.79 x	0.83 x	0.83 x	12.7%	13.7%	0.0%

Overall Low			88.4%	5.1 x	4.0 x	0.78 x	0.78 x	0.78 x	0.78 x	12.7%	12.9%	0.0%
Overall Median			98.8	6.4	6.3	0.97	0.97	1.03	1.04	17.1	15.4	0.5
Overall Mean			97.4	6.6	6.2	1.06	1.04	1.11	1.08	16.2	15.4	0.8
Overall High			100.0	7.9	7.8	1.45	1.45	1.59	1.59	20.5	18.8	2.7

Source: Company filings, FactSet; market data as of 28-Mar-2024. Note: Earnings projections used for computation of P/E multiples based on median of equity research analyst projections.

Elk Summary Preliminary Valuation Assessment	18	|

DRAFT - CONFIDENTIAL

Elk Historical Valuation Compared to Peers P/BV Multiples | Last 3 Years	INVESTMENT BANKING

Source: Elk Management, public company filings, FactSet as of 28-Mar-2024

¹ Traditional Bermuda Reinsurers include Renaissance Re, Everest Re, Axis Capital, and Fidelis (Since 03-Jul-2023 IPO, the earliest date for available data). ² Other Bermuda Reinsurers include Hamilton (Since 13-Nov-2023 IPO, the earliest date for available data), Greenlight Re and SiriusPoint.

Elk Summary Preliminary Valuation Assessment	19	|

DRAFT - CONFIDENTIAL

Elk Historical Valuation Compared to Peers P/BV Multiples | Last 3 Years	INVESTMENT BANKING

Source: FactSet as of 28-Mar-2024

¹ Traditional Bermuda Reinsurers include Renaissance Re, Everest Re, Axis Capital, and Fidelis (Since 03-Jul-2023 IPO, the earliest date for available data). ² Other Bermuda Reinsurers include Hamilton (Since 13-Nov-2023 IPO, the earliest date for available data), Greenlight Re and SiriusPoint.

Elk Summary Preliminary Valuation Assessment	20	|

DRAFT - CONFIDENTIAL

Detailed Equity Capitalization and Share Count Table	INVESTMENT BANKING

Security Type	As of Latest Public Filings (YE 2023)	As Computed Per Stork Proposal (YE 2023)
Voting Ordinary Shares	14.631	14.631
Restricted Stock Units	0.131
Performance Stock Units	0.083	0.292
Joint Share Ownership Plan (Treasury Stock Method)	0.211	0.209

Fully Diluted Shares Outstanding	15.056	15.133

(-) Current Stork Ownership Shares	(0.714)	-
Fully Diluted Shares Outstanding (excl. Current Stork Ownership)	14.342	-

Source: Elk management, company filings as of YE 2023, Refinitiv, Stork IOI submitted on 24-Mar-2023

Note: Based on Stork’s stated offer price of $4.948bn. Assumes PSUs granted Mar 1st in each respective year for purposes of change of control pro-rata vesting.

Elk Summary Preliminary Valuation Assessment	21	|

DRAFT - CONFIDENTIAL

INVESTMENT BANKING

III.    Potential Next Steps

DRAFT - CONFIDENTIAL

Potential Next Steps	INVESTMENT BANKING

■	Discussion on how to engage with Stork

■	If willing to engage, discuss potential responses to seek to optimize valuation outcome / other key commercial terms

■	If ultimately reach an agreement on valuation / other key commercial terms:

— Due diligence

— Contracts

— Financing syndication

■	Agree on plan to engage with other potential interested parties (process, market check, go shop, fiduciary out, etc.)

Potential Next Steps	23	|

DRAFT - CONFIDENTIAL

INVESTMENT BANKING

Appendix A:     Additional Financial Materials

DRAFT - CONFIDENTIAL

Overview of Elk Management Preliminary Projections (1/2) Income Statement | ($ in millions)	INVESTMENT BANKING

	2022A	2023A	2024E	2025E	2026E	2027E	2028E	2022A - 2028E CAGR
Technical Result	$ 373	$ 157	$ 203	$ 143	$ 153	$ 144	$ 196	(10.1)%
Net Investment Income (Core Fixed Income Return)	(728)	713	646	670	712	746	838	NM
Risk Asset Return	(431)	397	411	451	551	635	692	NM
Other Income	35	279	10	16	16	16	14	(14.4)
Total Revenue	$(751)	$ 1,546	$ 1,271	$ 1,280	$ 1,432	$ 1,541	$ 1,740	NM
G&A Expenses	(331)	(369)	(395)	(405)	(405)	(395)	(384)	2.5%
FVO / FVA / ULAE	353	(26)	39	34	44	58	74	(22.8)
Deferred Charge Amortization	(80)	(106)	(133)	(137)	(136)	(138)	(137)	9.3
Interest, Pref Dividends & FX	(110)	(126)	(131)	(134)	(137)	(140)	(143)	4.4
Income Tax Benefit / (Expense)	12	250	(4)	(92)	(115)	(133)	(166)	NM
Net Income Before Strategic Investments	$(907)	$ 1,169	$ 648	$ 547	$ 683	$ 793	$ 985	NM
Earnings from Disc. Ops and NCI	75	(100)	(0)	0	0	0	0	NM
Earnings from Strategic Investments	(74)	13	12	25	25	25	25	NM
Net Income	$(906)	$ 1,082	$ 659	$ 572	$ 708	$ 818	$ 1,010	NM

Source: Elk Management preliminary projections

Note: Deferred Charge Amortization reflects amount by which estimated ultimate losses payable exceed consideration received at the inception of a retroactive reinsurance agreement.

Additional Financial Materials	25	|

DRAFT - CONFIDENTIAL

Overview of Elk Management Preliminary Projections (2/2) Balance Sheet | ($ in millions)	INVESTMENT BANKING

2022A		2023A	2024E	2025E	2026E	2027E	2028E	2022A - 2028E CAGR
Cash and Investments	$ 15,053	$ 14,893	$ 15,656	$ 17,181	$ 19,365	$ 21,512	$ 23,658	7.8%
Restricted Cash	508	266	266	266	266	266	266	(10.2)
Equity Method Investments	397	334	346	371	396	421	446	1.9
Funds Held by Reinsured Companies	3,582	2,750	2,750	2,750	2,750	2,750	2,750	(4.3)
Other Assets	1,483	1,712	1,760	1,734	1,728	1,716	1,708	2.4
Total Assets	$ 21,023	$ 19,955	$ 20,777	$ 22,302	$ 24,504	$ 26,665	$ 28,828	5.4%
Loss and LAE Reserves, Net	$ 11,876	$ 11,402	$ 11,786	$ 12,821	$ 14,414	$ 15,932	$ 17,277	6.4%
Life Insurance Reserves	821	-	-	-	-	-	-	NM
Defendant A&E Liabilities, Net	607	567	522	482	445	411	378	(7.6)
Debt	1,829	1,831	1,831	1,831	1,831	1,831	1,831	0.0
Other Liabilities	562	508	469	435	390	332	258	(12.2)
Total Liabilities	$ 15,695	$ 14,308	$ 14,607	$ 15,568	$ 17,081	$ 18,506	$ 19,744	3.9%
Preferred Equity	$ 510	$ 510	$ 510	$ 510	$ 510	$ 510	$ 510	0.0%
Common Equity	4,464	5,025	5,547	6,110	6,800	7,537	8,461	11.2
Total Shareholders Equity (excl. NCI)	$ 4,974	$ 5,535	$ 6,057	$ 6,620	$ 7,310	$ 8,047	$ 8,971	10.3%
Memo: Management Adjusted Common Equity	$ 5,873	$ 5,391	$ 5,754	$ 6,192	$ 6,771	$ 7,509	$ 8,439	6.2%
Memo: (Redeemable) Non-Controlling Interest	$ 354	$ 113	$ 113	$ 113	$ 113	$ 113	$ 113	(17.3)%
Memo: URG / (L) from AFS Securities in AOCI	$(579)	$ 222	$ 113	$ 92	$ 82	$ 18	$ 14	NM
Memo: URG / (L) from HFT Securities in P&L	$(1,181)	$ 66	$ 91	$ 73	$ 66	$ 15	$ 11	NM

Source: Elk Management preliminary projections
Note: Other Assets composed of Deferred Charge Assets, Insurance Recoverables and Other Assets.

Additional Financial Materials	26	|

DRAFT - CONFIDENTIAL

Elk Historical Management Adjusted Book Value Reconciliation	INVESTMENT BANKING

	YE 2021	YE 2022	YE 2023
Total Equity	$ 6,096	$ 5,160	$ 5,648
(Non-Controlling Interest)	-	(186)	(113)
(Preferred Shares)	(510)	(510)	(510)
AOCI	16	302	336
Common Equity excl. AOCI	$ 5,602	$ 4,766	$ 5,361
Common Equity incl. AOCI	5,586	4,464	5,025

Net URL / (G) on AFS Securities	(89)	647
Net URL / (G) on HFT Securities	(107)	400	721
Net URL / (G) on Funds Held - Directly Managed Securities	(106)	780
Change in Fair Value of Insurance Contracts	-	(294)	(246)
Fair Value Adjustments (Amortization)	-	(124)	(108)
Adjusted Common Equity- Management View	$ 5,284	$ 5,873	$ 5,391
Memo: Reported ROE	7.4%	(18.0)%	22.8%
Memo: Management Adjusted ROE	10.5%	(1.1)%	19.6%

Source: Company public filings

Note: Reported ROE and Management Adjusted ROE computed based on average equity. Management publicly reports ROE and Adjusted ROE based off opening equity and opening adjusted equity. Figures depicted at time of public filing.

Additional Financial Materials	27	|

DRAFT - CONFIDENTIAL

Comparison of Elk Management Preliminary Projections Key Value Drivers | ($ in millions, except for per share metrics)	INVESTMENT BANKING

	January 2024 Preliminary Projections						April 2024 Preliminary Projections						Value ∆ (April vs. January)
	2024E	2025E	2026E	2027E	2028E	2024E-2028E CAGR%	2024E	2025E	2026E	2027E	2028E	2024E-2028E CAGR%	2024E	2025E	2026E	2027E	2028E
Common BV incl. AOCI	$ 5,555	$ 5,979	$ 6,561	$ 7,296	$ 8,236	10.3%	$ 5,547	$ 6,110	$ 6,800	$ 7,537	$ 8,461	11.1%	$(8)	$ 131	$ 239	$ 241	$ 225
BVPS incl. AOCI	$ 412	$ 462	$ 526	$ 605	$ 704	14.3%	$ 391	$ 439	$ 496	$ 559	$ 635	12.9%	$(22)	$(23)	$(30)	$(46)	$(68)
Management Adj. BV	$ 5,519	$ 5,918	$ 6,483	$ 7,209	$ 8,143	10.2%	$ 5,754	$ 6,192	$ 6,771	$ 7,509	$ 8,439	10.0%	$ 235	$ 274	$ 289	$ 300	$ 296
Net Income	$ 783	$ 588	$ 753	$ 911	$ 1,120	9.4%	$ 659	$ 572	$ 708	$ 818	$ 1,010	11.2%	$(123)	$(16)	$(44)	$(92)	$(110)
Annual New M&A	$ 3,500	$ 3,500	$ 4,000	$ 4,000	$ 4,000	3.4%	$ 3,000	$ 3,000	$ 3,500	$ 3,500	$ 3,500	3.9%	$(500)	$(500)	$(500)	$(500)	$(500)
Annual Repurchases	$ 500	$ 200	$ 200	$ 200	$ 200	(20.5)%	$ 250	$ 100	$ 100	$ 100	$ 100	(20.5)%	$(250)	$(100)	$(100)	$(100)	$(100)
URG - P&L	$ 199	$ 29	$ 24	$ 19	$ 17	(46.3)%	$ 91	$ 73	$ 66	$ 15	$ 11	(40.5)%	$(108)	$ 44	$ 42	$(4)	$(5)
URG - AOCI	$ 248	$ 36	$ 30	$ 23	$ 21	(46.3)%	$ 113	$ 92	$ 82	$ 18	$ 14	(40.5)%	$(135)	$ 55	$ 52	$(5)	$(6)
ROE incl. AOCI	14.8%	10.2%	12.0%	13.1%	14.4%	(37)bps	12.5%	9.8%	11.0%	11.4%	12.6%	15bps	(232)bps	(39)bps	(103)bps	(173)bps	(179)bps
Management Adj. ROE	11.5%	10.5%	12.4%	13.5%	14.8%	327bps	11.1%	9.1%	10.5%	11.8%	12.9%	184bps	(42)bps	(138)bps	(186)bps	(175)bps	(186)bps

Source: Elk Management preliminary projections

Note: Per share figures based on Elk management preliminary forecasted standalone fully diluted shares outstanding as of respective year ends.

Additional Financial Materials	28	|

DRAFT - CONFIDENTIAL

INVESTMENT BANKING

Appendix B: Additional Stork Materials

DRAFT - CONFIDENTIAL

Stork Company Overview	INVESTMENT BANKING

Stork Company Overview
■	Founded in 2009, Stork is a global investment firm with over $75bn in assets under management and committed capital
—	Created originally as TPG’s dedicated global credit and credit-related investing platform
—	Became an independent business in May-2020 and announced the acquisition of Tiger in Jan-2021
—	Stork has over 200 investment professionals globally
■	Stork has built an internal team dedicated to its insurance capabilities and, in addition to Tiger, has existing insurance investments in Europe and Bermuda
—	$130bn insurance assets under management, 600+ insurance portfolio company employees, and 25+ dedicated insurance professionals
—	Stork pursues investments in the insurance sector primarily through the Stork TAO platform
—	Solutions include block reinsurance, flow reinsurance, legal entity acquisitions and portfolio transfers
—	Additional capabilities in Europe via pension risk transfer platforms in the Netherlands and UK

Key Stork Insurance Solutions Personnel

Michael Muscolino	Rohan Singhal
Partner Stork	Partner Stork

Source: Stork Website, Stork Financials, SNL Financial

Key Metrics

Stork

$75bn+ AUM and Committed Capital

600+ Insurance Portfolio Company Team Members

25+ Stork Dedicated Insurance Professionals

Recent Developments and Relevant Transactions

■	Oct-2023: Announced the appointment of Imran Siddiqui as the Chief Executive Officer of Tiger

■	Jul-2023: Announced the appointment of Michael Smith as Executive Chairman of Tiger

■	Oct-2022: Reinsurance from Guardian Life of $7bn VA reserves

■	Jan-2022: Reinsurance from Principal Financial of $25bn in FA / ULSG reserves

■	Dec-2021: Partner with Resolution Life to reinsure of $35bn of FA reserves from Allianz

■	Jan-2021: Acquisition by Stork of Tiger platform from consortium led by Cornell Capital, Atlas Merchant Capital and TRB Advisors

■	Jan-2021: $500mm preferred equity capital commitment to specialty insurance / reinsurance platform, Convex

Additional Stork Materials	30	|

DRAFT - CONFIDENTIAL

Summary of Stork Due Diligence Areas of Focus	INVESTMENT BANKING

Actuarial	■ Refresh of reserve adequacy analysis, with a focus on the recent large portfolios (QBE 2, Aspen, AXA ADC) as well as the general casualty portfolios where Elk undertook reserve strengthening during its annual reserve deep dive process in Q4 2023

Asset / ALM

■    Review CUSIP tape and validation of management investment income projections on the inforce asset portfolio

■    Review of marks of illiquid and semi-liquid asset classes (ABS, CLOs, below IG corporates, alternatives)

■    Review of existing reinsurance trust investment guidelines, including opportunities to optimize strategic asset allocation further

Financial / Accounting / Tax / HR/ IT

■    Customary confirmatory due diligence, including quality of earnings review

■    Detailed review of operating expense base of Elk, as well as better understanding Elk’s strategic forward plan on expense management

Legal / Regulatory

■    Together with the Elk, seek to determine required antitrust, FDI and regulatory approvals / regulatory compliance

■    Review of reinsurance agreements, strategic partnership agreements and other key contracts for any implications or required consents upon a change of control

■   Compliance matters, including insurance regulatory compliance, and understanding of any material litigation

   Source: Stork IOI submitted on 24-Mar-2023

Additional Stork Materials	31	|

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INVESTMENT BANKING

Appendix C:      Additional Process Materials

Additional Process Materials	33	|

DRAFT - CONFIDENTIAL

Overview of Elk Historical Counterparty Interactions	INVESTMENT BANKING

Counterparties	Discussion Summaries

Stork

■   Discussions historically have included introductions to Elk's business model and management team, prospective capital diversification benefits / accessibility, dividend capacity, historical financial performance, new business returns and investment portfolio allocation and repositioning opportunities

■    In November 2023, Stork agreed to purchase a minority common equity interest in Elk from CPPIB, who had been evaluating opportunities to monetize a portion of their stake in Elk, for an aggregate price of $182.5mm

■   Discussions have included introductions to Elk's business model and management team, prospective capital diversification benefits / accessibility, dividend capacity, investment portfolio allocation and repositioning opportunities and joint business planning

■    Initially attracted to potential capital diversification benefits from a combination, Elk's sourcing capabilities and asset portfolio deployment opportunities

■    After submitting an initial, non-binding proposal to acquire the Company, elected not to submit a binding proposal and halted pursuit of a transaction given liquidity concerns, impact of inflation and ability to reposition the investment portfolio into desired strategies at scale

■    Discussions included introductions to Elk's business model and management team, understanding current investment portfolio al locations / investment guidelines and Elk liability characteristics

■    Elected not to pursue a transaction; conveyed interest in potentially pursuing either a minority investment in Elk or investment management opportunities

—  Preferred structure was for Elk to acquire [***]     , alongside minority investment into Elk, providing immediately liquidity for [***]      shareholders

■    Discussions included introductions to Elk's business model and management team, understanding Elk's approach to transaction pricing, understanding current investment portfolio allocations / investment guidelines

■    Elected not to pursue a transaction given overall size of the transaction (interested in pursuing smaller joint venture opportunities)

■    Discussions included introductions to Elk's business model, understanding Elk's addressable market opportunity, M&A pipeline, dividend capacity and overview of recent financial / investment portfolio performance

■    Discussions included introductions to Elk's business model, understanding Elk's addressable market opportunity, M&A pipeline, dividend capacity and overview of recent financial / investment portfolio performance

Additional Process Materials	34	|

DRAFT - CONFIDENTIAL

Sale Process Alternative Approaches	INVESTMENT BANKING

Full Auction Process	“Market Check” Pre-Signing	“Go-Shop” Provision	Fiduciary Out
■ Contact broad list of credible potential buyers prior to signing of transaction

■  Contact a focused number of potential buyers prior to signing of a definitive agreement

■  Contact typically made in the 2-4 week period prior to targeted signing

■  Process may be extended if any buyers express legitimate interest

■  Will allow Elk to actively solicit other buyers for a period of time after signing definitive merger agreement

■  During the go-shop period, the level of deal protection may be reduced

■  Typically includes a reduced termination fee during the go-shop period

■ Standard in M&A purchase agreements for public company targets ■ Allows Board to terminate the deal to accept a superior offer from another company - typically subject to termination fee

✓ Increases probability of maximizing valuation / terms ✓ Provides greatest protection to Board ✓ Buyers more likely to engage in full auction process relative to post-announcement alternatives

✓   Provides opportunity for Board to check other buyers’ potential interest prior to signing

✓  Potential buyers may be more willing to engage pre-signing vs. post-announcement

—     No break fee, private vs. public forum, not “breaking-up” signed deal, etc.

✓    As a public company, Elk is well known to most potential buyers, allowing them to move quickly if interested

✓    May be undertaken as long as not limited by an exclusivity agreement with the bidder

		✓ Provides structured opportunity to proactively / openly pursue other potential buyers ✓ Easier for buyer to engage under “go-shop” provision relative to only including fiduciary out provision	✓ Common / routine provision ✓ Likely no objection from the bidder

✗   Limited number of motivated, credible buyers at high premium levels

✗   Requires longer time period to execute

✗   Higher degree of leak risk; difficult for a public company to manage

✗   Some bidders may not participate in auction process

✗   Depending on timing, may have shorter period for parties to complete due diligence, which may modestly discourage some potential buyers from participation

✗   Significant leak risk

✗   Typically contact “focused” list of potential buyers rather than exhaustive list

✗   Reaction from the initial bidder? Potential to lose interest

✗   Rare feature, particularly in non-private equity transactions

—     However, have seen feature in several insurance M&A deals over number of years

✗   Some potential buyers may still be reluctant to engage / “break-up” public deal

✗   Other buyers may be reluctant to pay break-up fee, even if at a lower level

✗ Some buyers may be reluctant to “break-up” a publicly announced deal ✗ Requires payment of termination / break-up fee

Additional Process Materials	35	|

DRAFT - CONFIDENTIAL

INVESTMENT BANKING

Appendix D:     Elk Additional Reference Materials

DRAFT - CONFIDENTIAL

Evolution of Elk’s Shareholder Base Top 20 Institutional & Individual Holders	INVESTMENT BANKING

				Q1 '24				Historical Positions (% OS)
			Position
	Refinitiv	AUM	Entry	Cost	Unrealized		Shares
Institution	Style	($bn)	Date[1]	Basis[2]	Gain[3]	% OS	(mm)	Q4 '23	Q3 '23	Q2 '23	Q1 '23	Q4 '22	Q3 '22	Q2 '22
Stone Point Capital LLC	Strategic	$ 1.1	Q4 '15	$ 157.42	97.4%	9.5%	1.5	9.5%	9.6%	9.6%	9.7%	9.7%	8.8%	8.8%
Vanguard	Index	5,414.5	Q4 '04	158.94	95.5	8.4	1.3	8.4	8.0	8.1	6.9	6.9	6.2	6.1
BlackRock Institutional Trust Co.	Index	3,215.7	Q2 '07	142.29	118.4	5.6	0.9	5.6	4.9	4.9	4.7	4.6	4.1	4.2
Dimensional Fund Advisors	Quantitative	513.8	Q1 '09	163.51	90.1	4.8	0.7	4.8	4.3	4.1	4.1	4.2	3.8	3.8
Stork	Other	1.3	Q4 '23	265.42	17.1	4.7	0.7	4.7
Beck, Mack & Oliver	GARP	4.3	Q2 '05	94.04	230.5	4.4	0.7	4.4	4.2	4.3	4.3	4.3	3.8	3.9
CPP Investment Board	Pension	140.1	Q2 '15	151.16	105.6	4.3	0.6	4.3	9.4	9.4	9.4	9.4	8.5	8.5
Silvester (Dominic Francis Michael)	Strategic	0.2	Q2 '07	124.30	150.0	4.0	0.6	4.0	3.8	3.8	3.7	3.7	3.3	3.3
Fidelity Management & Research Company LLC	GARP	1,367.0	Q2 '13	181.72	71.0	3.7	0.6	3.7	4.6	4.7	4.7	4.6	4.2	4.5
Fuller & Thaler Asset Management Inc.	GARP	19.8	Q1 '19	202.98	53.1	3.2	0.5	3.2	3.2	3.3	3.3	3.3	2.7	1.9
Wellington	Value	607.1	Q3 '15	171.29	81.4	3.1	0.5	3.1	3.5	4.7	6.5	6.3	5.1	5.9
Allspring Global Investments, LLC	Value	69.7	Q4 '18	184.06	68.8	2.6	0.4	2.6	2.5	2.5	2.5	2.5	2.2	2.1
Hotchkis and Wiley Capital Management, LLC	Value	28.2	Q4 '13	186.95	66.2	2.2	0.3	2.2	2.1	1.6	2.0	2.1	1.8	1.5
State Street Global Advisors (US)	Index	2,113.4	Q2 '03	141.19	120.1	2.0	0.3	2.0	1.8	1.7	1.8	1.7	1.5	1.5
Geode Capital Management, L.L.C.	Index	1,113.9	Q1 '06	182.80	70.0	1.9	0.3	1.9	1.7	1.6	1.6	1.5	1.3	1.3
O'Shea (Paul James)	Strategic	0.1	Q2 '07	121.88	155.0	1.6	0.2	1.6	1.5	1.5	1.5	1.5	1.4	1.4
Campbell (Robert Johnson)	Strategic	0.1	Q2 '08	119.37	160.3	1.2	0.2	1.2	1.2	1.2	1.0	1.0	0.9	0.9
Harspring Capital Management, LLC	Hedge Fund	0.4	Q4 '22	238.93	30.1	1.1	0.2	1.1	1.1	0.8	0.6	0.1
Capital Research	Growth	774.1	Q1 '22	244.00	27.4	1.1	0.2	1.1	1.0	1.0	1.0	1.0	0.8	0.6
Charles Schwab Investment Management, Inc.	Index	473.6	Q3 '07	177.62	75.0	0.9	0.1	0.9	0.9	0.9	0.9	0.9	0.8	0.7
Total						70.5%	10.7	70.5%	69.3%	69.7%	70.2%	69.2%	61.4%	60.9%
Median				$ 167.40	85.7%

Source: Refinitiv

1 Quarter of the investors most recent position initiation in the security. Resets whenever the investor sells out completely. ² Calculated as the weighted average cost of current shares held based on quarterly VWAPs and all share purchases from Q1 '05 – Q1 ‘24. ³ Based on share price at market close on 28-Mar-2024.

Elk Additional Reference Materials	37	|

DRAFT - CONFIDENTIAL

Elk is Thinly Covered by Analysts, Making the Business Difficult to Model Externally Selected Peer Research Coverage	INVESTMENT BANKING

Company	Number of Analysts Covering	Earnings Calls	Research Coverage
Elk	1
	1
	1
	13
	14
	8
	8
	7

Source: FactSet, Company websites

Elk Additional Reference Materials	38	|

DRAFT - CONFIDENTIAL

Elk ADTV Relative to Peers	INVESTMENT BANKING

	ADTV				% of Float

	1M	3M	6M	Free Float	1M	3M	6M
Elk	54,210	52,775	44,143	12,670,707	0.43%	0.42%	0.35%
Traditional Bermuda Reinsurers

EG	359,214	383,083	392,296	33,075,574	1.09%	1.16%	1.19%
RNR	288,498	371,537	434,937	51,676,368	0.56%	0.72%	0.84%
AXS	542,492	627,523	571,207	77,477,043	0.70%	0.81%	0.74%
FIHL	963,950	613,087	440,700	37,358,696	2.58%	1.64%	1.18%
Other Bermuda Reinsurers

HG	489,431	256,849	309,058	47,047,714	1.04%	0.55%	0.66%
SPNT	623,606	624,437	596,704	93,079,146	0.67%	0.67%	0.64%
GLRE	87,898	82,511	86,035	25,851,187	0.34%	0.32%	0.33%

Median - Traditional Bermuda Reinsurers	450,853	498,085	437,819	44,517,532	0.89%	0.98%	1.01%

Median - Other Bermuda Reinsurers	489,431	256,849	309,058	47,047,714	0.67%	0.55%	0.64%

Source: Bloomberg, CapIQ, Market data as of 28-Mar-2024

Elk Additional Reference Materials	39	|

STRICTLY PRIVATE & CONFIDENTIAL	DRAFT - CONFIDENTIAL

INVESTMENT BANKING

Project Elk

Board Follow Up

Goldman Sachs & Co. LLC

April 4, 2024

Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

DRAFT - CONFIDENTIAL

Elk’s Price to Book Value Multiple Over Time Last 5 Years	INVESTMENT BANKING

Source: Company filings, FactSet as of 28-Mar-2024. 1Adjusted for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

Elk Summary Preliminary Valuation Assessment	2	|

DRAFT - CONFIDENTIAL

Elk Summary Dividend Discount Model (1/2) Base Case | ($ in millions, unless otherwise noted)	INVESTMENT BANKING

Summary of Book Value Generation and Cash Flow Distributions

	2023A	2024E	2025E	2026E	2027E	2028E
BoP Book Value		$ 5,025	$ 5,547	$ 6,110	$ 6,800	$ 7,537
(+) Earnings		659	572	708	818	1,010
(-) Share Repurchases		(250)	(100)	(100)	(100)	(100)
(+) OCI Change		113	92	82	18	14
EoP Book Value (incl. AOCI)	$ 5,025	$ 5,547	$ 6,110	$ 6,800	$ 7,537	$ 8,461
+ / (-) AOCI	336	$ 223	$ 131	$ 49	$ 31	$ 17
EoP Book Value (excl. AOCI)	$ 5,361	$ 5,769	$ 6,241	$ 6,849	$ 7,568	$ 8,478
EoP Book Value (incl. AOCI)	$ 5,025	$ 5,547	$ 6,110	$ 6,800	$ 7,537	$ 8,461
(+) Net URL / (G) on AFS/HFT/Funds Held Securities	721	517	352	204	172	146
(-) Change in Fair Value of Insurance Contracts	(246)	(211)	(180)	(152)	(126)	(102)
(-) Fair Value Adjustment	(108)	(99)	(89)	(81)	(73)	(66)
Management Adj. Book Value	$ 5,391	$ 5,754	$ 6,192	$ 6,771	$ 7,509	$ 8,439

Distributable Cash Flows		$ 250	$ 100	$ 100	$ 100	$ 100

                 Sensitivity Analysis

	Elk Implied Share Price

	Discount Rate
	7.50%	7.95%	8.40%	8.85%	9.30%	9.75%
0.70 x	$ 315	$ 309	$ 304	$ 298	$ 292	$ 287
0.75 x	330	324	318	316	310	305
0.80 x	350	343	337	330	324	318
0.85 x	369	362	355	348	342	335
0.90 x	388	380	373	366	359	353

Source: Elk Management preliminary projections, FactSet, Company filings. Note: Market Data as of 28-Mar-2024; Per share metrics based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec-2023. Analysis accounts for share count dilution applied to valuation range. Adjusted Book Value adjusts for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

Elk Summary Preliminary Valuation Assessment	3	|

DRAFT - CONFIDENTIAL

Elk Summary Dividend Discount Model (2/2) 2x Capital Return Case | ($ in millions, unless otherwise noted)	INVESTMENT BANKING
Highly Illustrative

Summary of Book Value Generation and Cash Flow Distributions

	2023A	2024E	2025E	2026E	2027E	2028E
BoP Book Value		$ 5,025	$ 5,297	$ 5,760	$ 6,350	$ 6,987
(+) Earnings		659	572	708	818	1,010
(-) Share Repurchases		(500)	(200)	(200)	(200)	(200)
(+) OCI Change		113	92	82	18	14
EoP Book Value (incl. AOCI)	$ 5,025	$ 5,297	$ 5,760	$ 6,350	$ 6,987	$ 7,811
+ / (-) AOCI	336	$ 223	$ 131	$ 49	$ 31	$ 17
EoP Book Value (excl. AOCI)	$ 5,361	$ 5,519	$ 5,891	$ 6,399	$ 7,018	$ 7,828
EoP Book Value (incl. AOCI)	$ 5,025	$ 5,297	$ 5,760	$ 6,350	$ 6,987	$ 7,811
(+) Net URL / (G) on AFS/HFT/Funds Held Securities	721	517	352	204	172	146
(-) Change in Fair Value of Insurance Contracts	(246)	(211)	(180)	(152)	(126)	(102)
(-) Fair Value Adjustment	(108)	(99)	(89)	(81)	(73)	(66)
Management Adj. Book Value	$ 5,391	$ 5,504	$ 5,842	$ 6,321	$ 6,959	$ 7,789

Distributable Cash Flows		$ 500	$ 200	$ 200	$ 200	$ 200

                 Sensitivity Analysis

	Elk Implied Share Price

	Discount Rate
	7.50%	7.95%	8.40%	8.85%	9.30%	9.75%
0.70 x	$ 328	$ 322	$ 317	$ 315	$ 310	$ 304
0.75 x	345	339	333	328	322	317
0.80 x	363	357	350	344	338	333
0.85 x	381	374	367	361	355	348
0.90 x	398	391	384	377	371	364

Source: Elk Management preliminary projections, FactSet, Company filings. Note: Market Data as of 28-Mar-2024; Per share metrics based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of 31-Dec-2023. Analysis accounts for share count dilution applied to valuation range. Adjusted Book Value adjusts for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

Elk Summary Preliminary Valuation Assessment	4	|